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                                                                     Exhibit 5.1



                                                              January 20, 2004


PAR Technology Corporation
PAR Technology Park
8383 Seneca Turnpike
New Hartford, NY 13413-4991

      Re:   Registration Statement on Form S-3

Dear Sir or Madam:

      We are counsel to PAR Technology Corporation, a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the sale to the public of up to an aggregate of 508,019 outstanding shares of the Company's Common Stock, $0.02 per share (the "Shares"), being sold by certain stockholders of the Company (the "Selling Stockholders").

      We have reviewed the corporate proceedings taken by the Board of Directors of the Company and a special subcommittee thereof with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

      Based on the foregoing, we are of the opinion that the Shares issued to the Selling Stockholders are validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name in the prospectus contained in the Registration Statement under the caption "Legal Matters".

                                        Very truly yours,

                                        /s/ Testa Hurwitz & Thibeault, LLP

                                        Testa, Hurwitz & Thibeault, LLP